Exhibit 10.1

Novatel Wireless, Inc.

9645 Scranton Road

Suite 205

San Diego, CA 92121

April 29, 2014

Novatel Shareholders for Change

c/o Cobb H. Sadler

Catamount Strategic Advisors LLC

101 California Street, 41st Floor

San Francisco, CA 94111

Gentlemen:

This letter (this “Agreement”) constitutes the agreement between Novatel Wireless, Inc., a Delaware corporation (the “Company”), and each of Cobb H. Sadler (“Sadler”), Edward T. Shadek (“Shadek”), Robert Ellsworth (“Ellsworth”), Alex Mashinsky (“Mashinsky”), Richard A. Karp (“Karp”), Maguire Financial, LP, a Delaware limited partnership (the “Maguire Fund”), Maguire Asset Management, LLC, a Delaware limited liability company (“Maguire Asset Management”), and Timothy Maguire (together with Sadler, Shadek, Ellsworth, Mashinsky, Karp, the Maguire Fund and Maguire Asset Management, the “Investors”), with respect to the matters set forth below.

1.	Effective upon the execution and delivery of this Agreement by each of the parties hereto, the Board of Directors of the Company (the “Board”) shall (i) resolve, in accordance with Section 3.2 of the Bylaws of the Company (the “Bylaws”), to increase the number of directors constituting the entire Board to eight (8), (ii) appoint Karp as a director of the Company and a member of the class of directors of the Company whose terms expire at the 2014 annual meeting of stockholders (the “2014 Annual Meeting”) and (iii) appoint Mashinsky as a director of the Company and a member of the class of directors of the Company whose terms expire at the 2015 annual meeting of stockholders.

2.	The Nominating and Corporate Governance Committee of the Board will recommend that the Board nominate, and the Board has agreed to nominate, Karp for election as a director of the Company at the 2014 Annual Meeting. In addition to Karp, the Board shall also nominate not more than one (1) other director for re-election at the 2014 Meeting (such director, together with Karp, the “Company Nominees”). The Company agrees that, from and after the 2014 Annual Meeting, during the term of this Agreement, the size of the Board shall not exceed seven (7) directors and the Board shall resolve, in accordance with Section 3.2 of the Bylaws, effective upon the conclusion of the 2014 Annual Meeting, to decrease the number of directors constituting the entire Board to seven (7).

3.	Each of Mashinsky and Karp shall agree in writing, during the term of any service as a director of the Company, (i) to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s code of conduct, insider trading policy, and corporate governance guidelines and (ii) to keep confidential and not disclose discussions and matters considered in meetings of the Board and Board committees, unless previously disclosed publicly by the Company. Each of Mashinsky and Karp agrees that he shall withdraw from the group previously formed by the Investors, effective no later than immediately prior to the execution and delivery of this Agreement.

4.	The Company shall use its reasonable best efforts to hold the 2014 Annual Meeting no later than June 30, 2014.

5.	In connection with the 2014 Annual Meeting, (i) the Company will recommend that the Company’s stockholders vote in favor of the election of each of the Company Nominees, solicit proxies for each of the Company Nominees, and cause all Voting Securities represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Company Nominees and (ii) the Investors will vote or cause to be voted all Voting Securities beneficially owned by them on the record date for the 2014 Annual Meeting (x) in favor of each of the Company Nominees and (y) in accordance with the Board’s recommendation with respect to each other matter, unless Institutional Shareholder Services Inc. (“ISS”) recommends against such matter, in which case the Investors shall be permitted to vote in accordance with ISS’ recommendation.

6.	Effective upon the execution and delivery of this Agreement, (i) the Company is separating the positions of Chairman of the Board and Chief Executive Officer, (ii) the Company is appointing Sue Swenson as independent Chairman of the Board and (iii) the Chief Executive Officer of the Company has agreed irrevocably to waive all rights under Section 2.6 of the Employment Agreement, dated November 2, 2007, by and between the Chief Executive Officer and the Company (the “Employment Agreement”) that would otherwise arise by reason of the Chief Executive Officer no longer serving as Chairman of the Board (it being understood that in all other respects the Employment Agreement shall remain in effect without modification or waiver).

7.	Effect upon completion of the 2014 Annual Meeting, the Company will take all action necessary in furtherance of the appointment of each of Karp and Mashinsky as a member of any of the following Committees of the Board: the Compensation Committee; the Nominating and Corporate Governance Committee; and the Audit Committee. For the avoidance of doubt, (x) the Company shall not be obligated to appoint either candidate to more than one of such committees, (y) the Company may appoint each of Karp and Mashinsky to a different committee, and (z) it shall be a condition to the appointment of either candidate to a particular committee that the candidate meets the membership eligibility requirements for the relevant committee established by (i) the Company’s publicly disclosed corporate governance documents, (ii) the SEC and (iii) the NASDAQ.

8.	On or prior to 6:30 a.m., Pacific time, on the date following the execution of this Agreement, the Company and the Investors will make a public announcement in the form attached as Exhibit A (the “Press Release”). None of the Investors nor any of their Affiliates or Associates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in Exhibit A prior to the issuance of the Press Release. Other than the Press Release and the filing of an amendment to the Schedule 13D previously filed by the Investors attaching this Agreement as an exhibit to the Schedule 13D, none of the Investors nor any of their Affiliates or Associates shall make any public statement regarding the subject matter of this Agreement prior to the 2014 Annual Meeting.

9.	From the date of this Agreement to the Expiration Date (the “Restricted Period”), none of the Investors shall, and each Investor shall cause its respective Affiliates and Associates and its and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on its behalf not to, in any way, directly or indirectly:

(a) engage in any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(b) form or join or in any way participate in any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Voting Securities, other than the group formed by the Investors prior to the date of this Agreement (the “Existing Group”); provided that one or more Investors may at any time cease to be members of the Existing Group;

(c) acquire or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities or assets or rights or options to acquire any Voting Securities or assets of the Company or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, if such acquisition or transaction would result in the Investors having beneficial ownership of more than 15% of the voting power of the Voting Securities or economic exposure to more than 15% of the Voting Securities;

(d) make or in any way participate as an offerer (as such term is defined in Schedule TO under the Exchange Act), directly or indirectly, in any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or its securities or assets (it being understood that the foregoing shall not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company); or make, or support any third party in making, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth above in this paragraph;

(e) enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Investors or other Affiliates of any of the Investors, with respect to Voting Securities now or hereafter owned by them;

(f) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek, alone or in concert with others, the removal of any member of the Board;

(g) make any proposal for consideration by the Company’s stockholders at any annual or special meeting of stockholders of the Company;

(h) seek, alone or in concert with others, representation on the Board except as contemplated by this Agreement; or

(i) make any request or submit any proposal to amend the terms of this Agreement.

10.	Notwithstanding the foregoing, during the Restricted Period, the Investors and their respective Affiliates may communicate privately with the Company’s (i) directors, (ii) Chief Executive Officer, Chief Financial Officer or General Counsel or (iii) advisors at Wilson Sonsini Goodrich & Rosati, Professional Corporation, but only so long as such private communications are not intended to, and would not reasonably be expected to, require any public disclosure thereof.

11.	During the Restricted Period, the Company and each of the Investors shall refrain from making, and shall cause their respective Affiliates and Associates and its and their respective principals, directors, stockholders, members, general partners, officers and employees not to make, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors, the Company or any of its Affiliates or subsidiaries or any of its or their respective officers, directors or employees or any person who has served as an officer, director or employee of the Company or any of its Affiliates or subsidiaries, (b) in the case of statements or announcements by the Company, any of the Investors and the Investors’ advisors, principals, directors, stockholders, members, general partners, officers and employees or any person who has served as an advisor, principal, director, stockholder, member, general partner, officer or employee of any of the Investors. The foregoing shall not (i) prevent the Investors from engaging in any communications permitted by Paragraph 10 or (ii) restrict the ability of any party to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

12.	The Company shall reimburse the Investors for their reasonable, documented out-of-pocket legal and other advisory fees and expenses incurred in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed seventy five thousand dollars ($75,000.00) in the aggregate.

13.	As used in this Agreement, the term (a) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (c) “Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Associates of any Person subsequent to the date of this Agreement; (d) “Voting Securities” shall mean the shares of the Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; (e) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (f) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; and (g) “Expiration Date” means the earlier to occur of (i) the date that is 30 days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the Bylaws with respect to the Company’s 2015 annual meeting of stockholders and (ii) the date that is one hundred (100) days prior to the first anniversary of the 2014 Annual Meeting.

14.	Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) as of the date of this Agreement, it is the beneficial owner of the Voting Securities set forth opposite the name of such Investor on Exhibit B hereto; (c) as of the date of this Agreement, none of such Investor and its Affiliates is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities; and (d) none of the Investors has, directly or indirectly, compensated or agreed to, and will not, compensate Mashinsky or Karp for their service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities, other than cash compensation, if any, which compensation has been previously disclosed to the Company and has been paid in full prior to the date hereof.

15.

The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

16.	The Company and each of the Investors acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

17.	This Agreement constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

18.	If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

19.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Paragraph 21 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

20.	This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.

21.	All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

Novatel Wireless, Inc.

9645 Scranton Road

Suite 205

San Diego, CA 92121

Attn: Catherine Ratcliffe

email: cratcliffe@nvtl.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, NY 10019

Attn: Warren S. de Wied

email: wdewied@wsgr.com

If to the Investors:

c/o Cobb H. Sadler

Catamount Strategic Advisors LLC

101 California Street, 41st Floor

San Francisco, CA 94111

email: cobb@catamountllc.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attn: Steve Wolosky

            Andrew Freedman

email: swolosky@olshanlaw.com

            afreedman@olshanlaw.com

At any time, any party may, by notice given in accordance with this paragraph to the other parties, provide updated information for notices hereunder.

22.	Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

23.	This Agreement may be executed by the parties in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature pages follow.]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

NOVATEL WIRELESS, INC.

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

Cobb H. Sadler

Edward T. Shadek

Robert Ellsworth

Alex Mashinsky

Richard A. Karp

Maguire Financial, LP

By Maguire Asset Management, LLC, its general partner

By:
Name:
Title:

[Signature Page to Letter Agreement]

Maguire Asset Management, LLC

By:
Name:
Title:

Timothy Maguire

[Signature Page to Letter Agreement]